Exhibit (a)(1)(D)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Encana may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Shareholders in such jurisdiction in accordance with applicable laws.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

August 14, 2019

NOTICE OF VARIATION AND EXTENSION OF ITS ORIGINAL

OFFER TO PURCHASE FOR NOT MORE THAN US$213,000,000 IN CASH

UP TO 45,319,148 OF ITS COMMON SHARES AT A PURCHASE PRICE OF

NOT LESS THAN US$4.70 AND NOT MORE THAN US$5.40 PER COMMON SHARE

Encana has decreased the price range offered to Shareholders who tender their Shares pursuant to the Offer to a price of not less than US$4.15 per Share and not more than US$4.75 per Share (as outlined in more detail below).

The Offer has been extended and is now open for acceptance until 5:00 p.m. (Eastern time) on

August 28, 2019, unless further varied, extended or withdrawn.

All other terms of the Offer remain the same, other than in respect of the condition to the Offer relating to the market price of the Shares (as outlined in more detail below).

As a result of the event specified in Section 7(i), Conditions of the Offer, of the Original Offer (as defined below) having occurred (which condition states Encana has the right not to proceed with the Offer if the market price of the Shares decreases by more than 10% since the close of business on July 3, 2019), Encana Corporation (“Encana”, the “Corporation”, “we” or “us”), hereby gives notice that it is exercising its right to vary the terms of its offer dated July 8, 2019 (the “Original Offer”) to purchase for cancellation common shares of the Corporation (the “Shares”) from holders of the Shares (the “Shareholders”) pursuant to (i) auction tenders in which the tendering Shareholders specify a price of not less than US$4.70 per Share and not more than US$5.40 per Share in increments of US$0.05 per Share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”) in which tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at a single purchase price per Share (the “Purchase Price”) determined by the Corporation taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering Shareholders, which will not be less than US$4.70 per Share and not more than US$5.40 per Share (the “Old Range”), that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer (as defined below) for an aggregate Purchase Price of not more than US$213,000,000.

Accordingly, the Original Offer is being amended to: (a) decrease the price range offered to Shareholders who tender their Shares pursuant to the Offer to a price of not less than US$4.15 per Share and not more than US$4.75 per Share (the “New Range”); (b) amend the condition contained in Section 7(i) of the Original Offer; and (c) extend the expiry time of the Offer to 5:00 p.m. (Eastern time) on August 28, 2019 (the “Expiration Date”). The Original Offer, as varied and extended hereby, is referred to herein as the “Offer”.

This notice of variation and extension (“Notice of Variation”) should be read in conjunction with the Original Offer and the accompanying issuer bid circular dated July 8, 2019 (the “Circular” and, together with the Original Offer, the “Offer and Circular”), the amended letter of transmittal (the “Amended Letter of Transmittal”) which accompanies this Notice of Variation (and reflects the New Range) and the amended notice of guaranteed delivery (the “Amended Notice of Guaranteed Delivery”) which accompanies this Notice of Variation (and reflects the New Range) (collectively, the “Offer Documents”). Except as otherwise set forth herein, the terms and conditions set forth in the Offer Documents continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

The Corporation is relying on the “liquid market exemption” specified in MI 61-101 from the requirement to obtain a formal valuation applicable to the Offer. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer. In connection with the Original Offer, the Board of Directors obtained a liquidity opinion from BMO Nesbitt Burns Inc. Given the increase to the maximum amount of Shares that could be purchased under the Offer as a result of the New Range, BMO Nesbitt Burns Inc. provided a new liquidity opinion (the “New Liquidity Opinion”) to the Board of Directors. The New Liquidity Opinion is to the effect that, based on and subject to the qualifications, assumptions and limitations stated in the New Liquidity Opinion, BMO Nesbitt Burns Inc. is of the opinion that, as of August 14, 2019: (a) a liquid market exists for the Shares; and that (b) it is reasonable to conclude that, on the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed as of August 14, 2019. The full text of the New Liquidity Opinion setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken by BMO Nesbitt Burns Inc. in connection with the New Liquidity Opinion, is attached as Schedule A. The summary of the New Liquidity Opinion in this Notice of Variation is qualified in its entirety by reference to the full text of the New Liquidity Opinion. The New Liquidity Opinion is not a recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders should read the New Liquidity Opinion in its entirety.

If a Shareholder has previously tendered Shares, such tender is no longer valid, and the Shareholder WILL BE REQUIRED TO PROPERLY RETENDER THEIR SHARES to accept the Offer. For greater certainty, any and all Shares previously tendered prior to this Notice of Variation will be deemed to be withdrawn, and the Shareholder must take additional steps if they wish to participate in the Offer. Shareholders who wish to retender pursuant to an Auction Price Tender must retender within the New Range. Shareholders who wish to retender pursuant to a Purchase Price Tender must retender their Shares regardless of whether such Shares had been previously tendered pursuant to a Purchase Price Tender.

If you are a registered Shareholder who has previously submitted a Letter of Transmittal (in its previous form) with your share certificate in respect of a tender of your Shares at a price in the Old Range and you wish to tender your Shares at a price in the New Range, you are required to submit an Amended Letter of Transmittal to the Depositary, which for the purpose of the Offer, will be deemed to be submitted with the share certificate currently held by the Depositary. If you, as a registered Shareholder who had previously tendered your Shares at a price in the Old Range, do not submit an Amended Letter of Transmittal, the previously tendered Shares, in the absence of an Amended Letter of Transmittal, are no longer validly tendered and will not be accepted for take-up and payment, in which case the Depositary will return such previously tendered Shares promptly following the Expiration Date. Previously submitted share certificates will not be returned to Shareholders prior to the Expiration Date, unless requested in writing by such registered Shareholder.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender at or prior to the Expiration Date, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described below. If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at or below the Purchase Price (the “Successfully Tendered Shares”) by Shareholders (the “Successful Shareholders”) exceeds US$213,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders will not be subject to pro-ration. See “Offer to Purchase – Number of Shares and Pro-Ration” in the Offer and Circular.

To tender Shares pursuant to the Offer, the certificates for all tendered Shares in proper form for transfer and/or Shares held through DRS or under the DRIP, together with a properly completed and duly executed Amended Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Amended Letter of Transmittal, and any other documents required by the Amended Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Amended Letter of Transmittal by the Expiration Date. Alternatively, Shareholders may accept the Offer by following the procedure (i) for guaranteed delivery described in “Offer to Purchase – Procedure for Tendering Shares – Guaranteed Delivery” in the Offer and Circular using the Amended Notice of Guaranteed Delivery which accompanies this Notice of Variation, or (ii) for book-entry transfer described in “Offer to Purchase – Procedure for Tendering Shares – Book-Entry Transfer Procedures – CDS” and “Offer to Purchase – Procedure for Tendering Shares – Book-Entry Transfer Procedures – DTC” in the Offer and Circular. If you wish to tender Shares held through DRS or in the DRIP, you are only required to complete the Amended Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver share certificates for these holdings.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, HOWEVER, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR WHETHER SHAREHOLDERS SHOULD ELECT AN AUCTION TENDER OR A PURCHASE PRICE TENDER OR AS TO PRICE OR PRICES AT WHICH ANY SHAREHOLDER MAY CHOOSE TO TENDER SHARES UNDER THE OFFER. OUR DELIVERY OF THIS NOTICE OF VARIATION SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS NOTICE OF VARIATION IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS NOTICE OF VARIATION OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR THE AFFAIRS OF ENCANA OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS NOTICE OF VARIATION AND THE OFFER AND CIRCULAR. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

INFORMATION FOR UNITED STATES SHAREHOLDERS

The Corporation has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Schedule TO, and amendments thereto, with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, and Rule 13e-4(c)(2) promulgated thereunder. See the Offer and Circular “Offer to Purchase – Additional Information”.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF VARIATION, THE OFFER AND CIRCULAR AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The enforcement by Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Encana is incorporated under the laws of Canada, that some of its officers and directors and some of the experts named in the Offer and Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of Encana and such persons are located outside the United States. It may be difficult to effect service of process on Encana, its officers and directors and the experts named in the Offer and Circular. In addition, U.S. Shareholders should not assume that courts in Canada or in the countries where such directors and officers reside or in which Encana’s non-U.S. assets or the assets of such persons are located (i) would enforce judgments of U.S. courts obtained in actions against Encana or such persons predicated upon civil liability provisions of U.S. federal or state securities laws as may be applicable, or (ii) would enforce, in original actions, any asserted liabilities against Encana, its subsidiaries or such persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offer and Circular may be residents of Canada.

U.S. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See “Issuer Bid Circular – Income Tax Consequences” in the Offer and Circular. Shareholders should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

CURRENCY

All dollar references in this Notice of Variation are in U.S. dollars (US$), except where otherwise indicated.

NOTICE OF VARIATION AND EXTENSION

As a result of the event specified in Section 7(i), Conditions of the Offer, of the Original Offer having occurred (which condition states Encana has the right not to proceed with the Offer if the market price of the Shares decreases by more than 10% since the close of business on July 3, 2019), and as set forth in more detail in this Notice of Variation, Encana has varied the Offer to: (a) decrease the price range offered to Shareholders who tender their Shares pursuant to the Offer to a price of not less than US$4.15 per Share and not more than US$4.75 per Share; (b) amend the condition contained in Section 7(i) of the Original Offer; and (c) extend the expiry time of the Offer to 5:00 p.m. (Eastern time) on August 28, 2019 unless the Offer is further varied, extended or withdrawn by the Corporation. All other terms of the Offer remain unchanged.

Consequential amendments in accordance with this Notice of Variation are deemed to be made, where required, to the Offer Documents. Except as otherwise set forth in this Notice of Variation, the terms and conditions set forth in the Offer and Circular continue to remain in effect, unamended. An Amended Letter of Transmittal and an Amended Notice of Guaranteed Delivery have been prepared to accompany this Notice of Variation to reflect the New Range, and the Amended Letter of Transmittal and the Amended Notice of Guaranteed Delivery replace the previous versions of such documents sent with the Offer and Circular in all respects.

To the Shareholders of Encana Corporation:

1.	RECENT DEVELOPMENTS

Quarterly Filings

Following the time of mailing of the Original Offer, Encana filed its management’s discussion and analysis and unaudited interim condensed consolidated financial statements, including the notes thereto, as at and for the three and six months ended June 30, 2019 (the “Q2 Report”).

For the purposes of the Offer and Circular filed with Canadian securities regulatory authorities and for persons resident in or otherwise subject to applicable securities laws in Canada who receive or view that document, the Q2 Report was deemed to be incorporated by reference in the Offer and Circular in replacement of Encana’s management’s discussion and analysis and unaudited interim condensed consolidated financial statements, including the notes thereto, as at and for the three months ended March 31, 2019. However, for clarity, Encana has effected a consequential amendment to reflect the filing of the Q2 Report. See “Amendments and Variations to the Offer Documents” below in this Notice of Variation.

Notice of Variation and Extension

On August 14, 2019, the Corporation gave notice to the Depositary to the effect that it was (a) decreasing the price range offered to Shareholders who tender their Shares pursuant to the Offer to a price of not less than US$4.15 per Share and not more than US$4.75 per Share; (b) amending the condition contained within Section 7(i) of the Original Offer; and (c) extending the expiry time of the Offer to 5:00 p.m. (Eastern time) on August 28, 2019.

As of August 1, 2019, there were 1,346,445,569 Shares issued and outstanding, and accordingly, the Offer is now for approximately 3.8% (or approximately 13.4%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current normal course issuer bid (“NCIB”) since its commencement on March 4, 2019) of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$4.15 (being the minimum Purchase Price under the Offer). If the Purchase Price is determined to be US$4.75 (which is the maximum Purchase Price under the Offer), the Offer is for a maximum of approximately 3.3% (or approximately 13.0%, if aggregated with the 149,425,839 Shares purchased under the Corporation’s current NCIB since its commencement on March 4, 2019) of the total number of issued and outstanding Shares.

New Liquidity Opinion

BMO Nesbitt Burns Inc. provided a New Liquidity Opinion to the Board of Directors on August 14, 2019 to the effect that, based on and subject to the qualifications, assumptions and limitations stated in the New Liquidity Opinion, BMO Nesbitt Burns Inc. is of the opinion that, as of August 14, 2019: (a) a liquid market exists for the Shares; and that (b) it is reasonable to conclude that, on the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed as of August 14, 2019. The full text of the New Liquidity Opinion setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken by BMO Nesbitt Burns, Inc. in connection with the New Liquidity Opinion, is attached as Schedule A. The summary of the New Liquidity Opinion in this Notice of Variation is qualified in its entirety by reference to the full text of the New Liquidity Opinion. The New Liquidity Opinion is not a recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders should read the New Liquidity Opinion in its entirety.

2.	DECREASE TO THE OFFER RANGE

By notice to the Depositary given on August 14, 2019, the Corporation decreased the price range offered to Shareholders who tender their Shares pursuant to the Offer to a price of not less than US$4.15 per Share and not more than US$4.75 per Share. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Purchase Price is determined to be US$4.15 per Share, the minimum Purchase Price pursuant to the Offer, the maximum number of Shares that will be purchased pursuant to the Offer is 51,325,301. If the Purchase Price is determined to be US$4.75 per Share, the maximum Purchase Price pursuant to the Offer, the maximum number of Shares that will be purchased pursuant to the Offer is 44,842,105.

In connection with the increase in the maximum size of the Offer, all references to 39,444,444 Shares and 45,319,148 Shares (being the range of the maximum number of Shares that could have been purchased under the Original Offer) at a purchase price of not less than US$4.70 per Share and not more than US$5.40 per Share in the Offer and Circular and Amended Notice of Guaranteed Delivery are amended to refer to 44,842,105 Shares and 51,325,301 Shares (being the range of the maximum number of Shares that could be purchased under the Offer) at a purchase price of not more than US$4.75 per Share and not less than US$4.15 per Share, respectively.

3.	EXTENSION OF OFFER

By notice to the Depositary given on August 14, 2019, the Corporation extended the time for acceptance of the Offer until 5:00 p.m. (Eastern time) on August 28, 2019.

In connection with the extension of the Offer, all references to August 14, 2019 in the Offer and Circular are amended to refer to August 28, 2019.

4.	AMENDMENT TO CONDITION IN SECTION 7(I) OF THE ORIGINAL OFFER

By notice to the Depositary given on August 14, 2019, and as a result of the condition in Section 7(i) of the Original Offer having occurred, Encana amended the condition in Section 7(i) of the Original Offer by replacing such condition in its entirety with the following condition:

“(i)

there shall have occurred a decrease in excess of 10% of the market price of the Shares on the TSX or NYSE since the close of business on August 14, 2019, which were Cdn$5.66 on the TSX and US$4.22 on the NYSE;”

5.	MANNER OF ACCEPTANCE

If a Shareholder has previously tendered Shares, such tender is no longer valid, and the Shareholder WILL BE REQUIRED TO PROPERLY RETENDER THEIR SHARES to accept the Offer. For greater certainty, any and all Shares previously tendered prior to this Notice of Variation will be deemed to be withdrawn, and the Shareholder must take additional steps if they wish to participate in the Offer. Shareholders who wish to retender pursuant to an Auction Price Tender must retender within the New Range. Shareholders who wish to retender pursuant to a Purchase Price Tender must retender their Shares regardless of whether such Shares had been previously tendered pursuant to a Purchase Price Tender.

If you are a registered Shareholder who has previously submitted a Letter of Transmittal (in its previous form) with your share certificate in respect of a tender of your Shares at a price in the Old Range and you wish to tender your Shares at a price in the New Range, you are required to submit an Amended Letter of Transmittal to the Depositary, which for the purpose of the Offer, will be deemed to be submitted with the share certificate currently held by the Depositary. If you, as a registered Shareholder who had previously tendered your Shares at a price in the Old Range, do not submit an Amended Letter of Transmittal, the previously tendered Shares, in the absence of an Amended Letter of Transmittal, are no longer validly tendered and will not be accepted for take-up and payment, in which case the Depositary will return such previously tendered Shares promptly following the Expiration Date. Previously submitted share certificates will not be returned to Shareholders prior to the Expiration Date, unless requested in writing by such registered Shareholder.

Except as otherwise set forth in this Notice of Variation, Shares may be tendered under the Offer in accordance with the provisions set forth in the Offer and Circular under “Offer to Purchase – Procedure for Tendering Shares”.

6.	TAKE-UP AND PAYMENT FOR DEPOSITED SHARES

Encana will take up and pay for Shares validly tendered under the Offer and not withdrawn as set forth in the Offer and Circular under “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

7.	WITHDRAWAL OF DEPOSITED SHARES

Shareholders have the right to withdraw Shares tendered under the Offer in the circumstances and in the manner set forth in the Offer and Circular under “Offer to Purchase – Withdrawal Rights” and “Issuer Bid Circular – Withdrawal Rights”.

8.	OTHER AMENDMENTS AND VARIATIONS TO OFFER DOCUMENTS

As a result of Encana’s filing of its Q2 Report, the Circular is hereby amended as follows:

1.

Under the heading “Offer to Purchase – Additional Information – Incorporation by Reference”, the rows titled “Unaudited interim condensed consolidated financial statements as at and for the three-month period ended March 31, 2019, including the notes thereto” and “Management’s Discussion and Analysis for the three-month period ended March 31, 2019” within the list of documents incorporated by reference in Canada are deleted in their entirety and replaced with the following two rows:

Unaudited interim condensed consolidated financial statements as at and for the three and six months ended June 30, 2019, including the notes thereto.	July 31, 2019 (English). August 9, 2019 (French).

Management’s Discussion and Analysis for the three and six months ended June 30, 2019.	July 31, 2019 (English). August 9, 2019 (French).

2.

Under the heading “Offer to Purchase – Additional Information – Incorporation by Reference”, the rows titled “Quarterly Reports on Form 10-Q” and “Current Reports on Form 8-K” within the list of documents incorporated by reference in the United States are deleted in their entirety and replaced with the following two rows:

Quarterly Reports on Form 10-Q.	May 2, 2019; and August 1, 2019.

Current Reports on Form 8-K.	February 28, 2019; March 1, 2019; March 22, 2019; April 30, 2019; May 1, 2019; May 7, 2019; July 9, 2019; July 31, 2019; and August 14, 2019.

Consequential amendments in accordance with this Notice of Variation are deemed to be made, where required, to the Offer Documents. Except as otherwise set forth in this Notice of Variation, the terms and conditions set forth in the Offer and Circular continue to remain in effect, unamended. As described above, an Amended Letter of Transmittal and an Amended Notice of Guaranteed Delivery have been the prepared to accompany this Notice of Variation.

9.	STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.	DIRECTORS’ APPROVAL

The contents of this Notice of Variation have been approved, and the sending of this Notice of Variation to Shareholders has been authorized, by the Board of Directors of the Corporation.

CERTIFICATE

August 14, 2019

The Offer and Circular, as amended by the foregoing, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) “Douglas J. Suttles”	(signed) “Corey D. Code”
President & Chief Executive Officer	Executive Vice-President & Chief Financial Officer
On behalf of the Board of Directors
(signed) “Clayton H. Woitas”	(signed) “Bruce G. Waterman”
Director	Director

CONSENT OF BMO NESBITT BURNS INC.

TO:	The Board of Directors of Encana Corporation

We consent to the inclusion of our name and the reference to our new liquidity opinion dated August 14, 2019 contained in the notice of variation and extension dated August 14, 2019 of Encana Corporation’s in connection with its offer to the holders of its common shares, and the inclusion of the text of our opinion in Schedule “A” thereof. Our new Liquidity Opinion was given as at August 14, 2019 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Encana Corporation will be entitled to rely upon our opinion.

August 14, 2019

(signed) “BMO Nesbitt Burns Inc.”

SCHEDULE A

NEW LIQUIDITY OPINION OF BMO NESBITT BURNS INC.

August 14, 2019

The Board of Directors

Encana Corporation

500 Centre Street SE

Calgary, AB

T2P 2S5

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Encana Corporation (the “Company”) intends to vary the terms of its previously commenced offer by way of a substantial issuer bid pursuant to which the Company offered to acquire that number of common shares of the Company (the “Shares’’) having an aggregate purchase price not exceeding US$213 million in cash by way of a modified Dutch Auction at a price not in excess of US$5.40 per Share nor less than US$4.70 per Share (the “Original Substantial Issuer Bid”) to amend the Original Substantial Issuer Bid to offer to purchase the Shares at a price not in excess of US$4.75 per Share nor less than US$4.15 per Share (the “Revised Substantial Issuer Bid”). The terms and conditions of the Original Substantial Issuer Bid were set forth in an offer to purchase and issuer bid circular issued by the Company and dated July 8, 2019 and a Schedule TO, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended, and Rule 13e-4(c)(2) promulgated thereunder, dated July 8, 2019, as amended and supplemented by an Amendment No. 1 dated August 1, 2019 (collectively, the “Offer to Purchase”) and the related letter of transmittal and notice of guaranteed delivery (collectively, the “Original Offer Documents”). BMO Capital Markets understands that the terms and conditions of the Revised Substantial Issuer Bid will be set forth in a notice of variation and extension, to be dated August 14, 2019 (the “Notice of Variation”), which we understand will be mailed to the registered holders of the Shares in connection with the Revised Substantial Issuer Bid. The terms used herein that are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase. For purposes of this Opinion, the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

We have been retained by the Company to act as its financial advisor in connection with the Original Substantial Issuer Bid and any amendments thereto, including the Revised Substantial Issuer Bid, and to prepare and deliver to the Board of Directors of the Company (the “Board”) BMO Capital Markets’ opinion (the “Opinion”) as to whether, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Revised Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Revised Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Revised Substantial Issuer Bid. The Board has, on a voluntary basis, obtained the Opinion from BMO Capital Markets notwithstanding that such opinion is not required pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). This Opinion is not an opinion referred to in paragraph (b) of subsection 1.2(1) of MI 61-101.

BMO Capital Markets also has been retained by the Company to act as one of the dealer managers (“Dealer Manager”) and financial advisors in connection with the Original Substantial Issuer Bid and any amendments thereto, including the Revised Substantial Issuer Bid, pursuant to a Dealer Manager Agreement dated July 3, 2019 (the “Dealer Manager Agreement”). In light of the foregoing, BMO Capital Markets is not independent of the Company in connection with the Revised Substantial Issuer Bid for purposes of MI 61-101.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, or any of its associates or affiliates, and, from time to time, may have executed or may execute transactions on behalf of the Company for which BMO Capital Markets or such affiliates received or may receive compensation. As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to the Company, its associates or affiliates, or the Revised Substantial Issuer Bid. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to the Company or its associates or affiliates in the ordinary course of business.

ENGAGEMENT OF BMO CAPITAL MARKETS

BMO Capital Markets was formally engaged by the Company through the Dealer Manager Agreement. The terms of the Dealer Manager Agreement provide that BMO Capital Markets is to be paid a fee for its services as a financial advisor and Dealer Manager, including fees that are contingent on the successful completion of the Revised Substantial Issuer Bid. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. BMO Capital Markets consents to the inclusion of the Opinion in its entirety and a summary thereof in the Notice of Variation to be mailed to holders of the Shares and to the filing of the Opinion, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province and territory of Canada and in the United States.

CREDENTIALS OF BMO CAPITAL MARKETS

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors.

The Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, opinion and capital markets matters.

SCOPE OF REVIEW

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	the Original Offer Documents;

2.	a draft of the Notice of Variation;

3.

the trading activity, volumes, and price history of the Shares on the Toronto Stock Exchange (the “TSX”), the New York Stock Exchange (the “NYSE”) and other alternative trading venues as we determined necessary in order to provide the Opinion;

4.	the trading activity and volumes of equity securities of other entities listed and traded on the TSX and NYSE as we determined necessary in order to provide the Opinion;

5.	the profile of the distribution and ownership of the Shares, to the extent publicly disclosed or provided to us by the Company;

6.	the number of the Shares issued and outstanding;

7.

the number of the Shares proposed to be purchased under the Revised Substantial Issuer Bid relative to (i) the total number of the Shares issued and outstanding less (ii) the number of the Shares owned by related parties of the Company and the Shares or blocks thereof, that are known to us, that could be considered as not being freely tradable;

8.

the customary difference between bid and ask prices in trading activity of the Shares and the equity securities of other entities listed and traded on the TSX and NYSE as we determined necessary in order to provide the Opinion;

9.	other public information with respect to the Company and the Shares;

10.	the definition of “liquid market” as outlined in MI 61-101 and certain other parameters in MI 61-101;

11.	certain precedent issuer bids that we considered relevant;

12.

discussions with senior management of the Company, Blake, Cassels & Graydon LLP, the Canadian external legal counsel to the Company, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, the U.S. external legal counsel to the Company; and

13.	such other information, including corporate, industry, and financial market information, investigations and analyses as BMO Capital Markets considered necessary or appropriate in the circumstances.

ASSUMPTIONS AND LIMITATIONS

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, and have not attempted to or assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information.

In preparing the Opinion, we have assumed that the final Notice of Variation will not differ in any material respect from the most recent draft that we received, and that the Revised Substantial Issuer Bid will be consummated in accordance with the terms and conditions of the Offer to Purchase, as varied by the Notice of Variation, without waiver of, or amendment to, any term or condition. We have also assumed that there will be no significant change in the holdings of the Shares other than as a result of the Revised Substantial Issuer Bid.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, BMO Capital Markets made numerous judgments and assumptions, including with respect to industry performance, general business, market, economic, and financial conditions and other matters, many of which are beyond our control or that of any party involved in the Revised Substantial Issuer Bid.

The Opinion is provided to the Board of Directors for its exclusive use only in determining the availability of an exemption from the formal valuation requirements of MI 61-101 (pursuant to Section 3.4(b)(i) and (ii) thereof) in connection with the Revised Substantial Issuer Bid and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to whether any holders of the Shares should tender their Shares to the Revised Substantial Issuer Bid or whether holders of the Shares should elect to tender their Shares in an Auction Tender or a Purchase Price Tender (as such terms are defined in the Offer Documents). Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Notice of Variation, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the value of any securities of the Company or the price at which the securities of the Company may trade at any time. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Offer to Purchase and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters.

BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, or we learn of any material change in any fact or matter affecting the Opinion, BMO Capital Markets reserves the right to change or withdraw the Opinion.

CONCLUSION

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, (i) a liquid market for the Shares exists, and (ii) it is reasonable to conclude that, following the completion of the Revised Substantial Issuer Bid, there will be a market for holders of the Shares who do not tender to the Revised Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Revised Substantial Issuer Bid.

Yours truly,

BMO Nesbitt Burns Inc.

The Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery, certificates for Shares and any other required documents must be sent or delivered by each tendering Shareholder or the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its mailing addresses specified below. Any other questions or requests may be directed to the Depositary at the email address, facsimile and telephone numbers specified below.

Offices of the Depositary, AST Trust Company (Canada)

By Mail

P.O. Box 1036

Adelaide Street Postal Station

Toronto, Ontario, Canada M5C 2K4

Attention: Corporate Actions

By Hand, Courier or Registered Mail

1 Toronto Street, Suite 1200

Toronto, Ontario, Canada M5C 2V6

Attention: Corporate Actions

By Facsimile Transmission

Fax: (514) 985-8853

Toll Free in Canada and the U.S.: 1-866-580-7145

Toll Free Outside Canada and the U.S.: 1-416-682-3863

Email: inquiries@astfinancial.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase and Circular, the Amended Letter of Transmittal and the Amended Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Amended Letter of Transmittal will be accepted.